Exhibit 99.1
Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX ANNOUNCES PRELIMINARY RESULTS FOR SECOND QUARTER
Lisle, IL, USA – January 08, 2007 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced preliminary results for the second quarter ended December 31, 2006.
Although the Company has not finalized its financial results for the second quarter ended December 31, 2006, revenue for the second quarter is now estimated to be in a range of $830 to $840 million. The previous outlook for the second quarter, which was provided on October 19, 2006, was for revenue in a range of $830 to $850 million. The Company now estimates that earnings per share for the second quarter will be in a range of $0.34 to $0.37. The previous outlook for the second quarter was for earnings per share in a range of $0.39 to $0.43.
The reduction in earnings per share is due to lower than expected gross margin. This primarily occurred in the mobile phone business, a result of lower sales and higher price erosion, as well as an external demand shift within that market. This demand shift resulted in a greater portion of sales by the Company into lower content and less profitable mobile phone devices. In addition, the Company increased inventory reserves as a result of reduced customer demand and because some customers delayed taking deliveries in the later part of the second quarter.
New orders slowed during the second quarter and are now estimated to be in a range of $770 to $780 million. Future visibility in the current demand environment is complicated by uncertainty over the level of customer inventory adjustments, as well as general concerns regarding global economic growth in calendar 2007. In addition, the Company’s short lead-time on customer orders makes forecasting difficult. For these reasons, we do not believe that at this time we can continue to provide an outlook for revenue or earnings per share beyond the second quarter. However, given the lower order rate in the second quarter, the Company now expects that its financial results for the 2007 fiscal year will be below its previous outlook given October 19, 2006.
The Company’s second quarter results are scheduled to be announced at approximately 3:00 p.m., Central Time on Thursday, January 18. A conference call will be held at 4:00 p.m., Central Time on Thursday, January 18 to discuss the second quarter results.
Internet users will be able to access the web-cast live and in replay in the “Investors” section of the Company’s website at www.molex.com.
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Forward-Looking Statements
The above estimates are based on preliminary information about the second quarter of 2007. Although the quarter is now completed, the Company is still in the early stages of its standard financial reporting closing process. As a result, as the Company completes its closing process, actual results could differ from those preliminary estimates. Statements in this release that are not historical are forward-looking. Forward-looking statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the risks associated with the integration of the Woodhead acquisition; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a Market-Focused Global Organization. Other risks and uncertainties are set forth in Molex’s documents filed with the Securities and Exchange Commission, including Item 1A of its Form 10-K for the year ended June 30, 2006 and its Form 10-Q for the quarter ended September 30, 2006. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 54 plants in 18 countries throughout the world. Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.
# # #